                                   Exhibit 2.1

Purchase and Sale Agreement By and Among Sybron Laboratory Products Corporation, Consolidated Technologies, Inc., SeraCare Technology, Inc., and SeraCare, Inc. dated as of February 29, 2000.

                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                     SYBRON LABORATORY PRODUCTS CORPORATION

                         CONSOLIDATED TECHNOLOGIES, INC.

                            SERACARE TECHNOLOGY, INC.

                                       AND

                                 SERACARE, INC.

                          DATED AS OF FEBRUARY 29, 2000

                                                                           PAGE

                                    ARTICLE I

                                   DEFINITIONS


         1.1      "Accounts...................................................2
         1.2      "Affiliate..................................................2
         1.3      "Agreement..................................................2
         1.4      "Assumed Liabilities........................................2
         1.5      "Bill of Sale...............................................2
         1.6      "Business...................................................2
         1.7      "Buyer......................................................2
         1.8      "Buyer's Closing Certificate................................2
         1.9      "CERCLA.....................................................2
         1.10     "Closing....................................................2
         1.11     "Closing Balance Sheet......................................2
         1.12     "Closing Date...............................................2
         1.13     "Code.......................................................2
         1.14     "Contracts..................................................2
         1.15     "Damages....................................................2
         1.16     "Effective Time of  Closing.................................3
         1.17     "Employee Benefit Plans.....................................3
         1.18     "Environmental Claim........................................3
         1.19     "Environmental Laws.........................................3
         1.20     "Environmental Release......................................3
         1.21     "ERISA......................................................4
         1.22     "Escrow Agent...............................................4
         1.23     "Escrow Agreement...........................................4
         1.24     "Farm.......................................................4
         1.25     "FDA Laws...................................................4
         1.26     "Financial Information......................................4
         1.27     "Fixed Assets...............................................4
         1.28     "GAAP.......................................................4
         1.29     "Hazardous Materials........................................4
         1.30     "Holdback...................................................4
         1.31     "HSR Act....................................................4
         1.32     "Included Assets............................................4
         1.33     "Intangible Assets..........................................5
         1.34     "Inventory..................................................5
         1.35     "IRS........................................................5
         1.36     "Knowledge of Seller........................................5
         1.37     "Law........................................................5
         1.38     "Leased Assets..............................................5
         1.39     "Lien.......................................................5
         1.41     "Net Book Value.............................................5
         1.42     "Noncompetition Agreements..................................6

         1.43     "Opinion of Buyer's Counsel.................................6
         1.44     "Opinion of Seller's Counsel................................6
         1.45     "Parent.....................................................6
         1.46     "Permits....................................................6
         1.47     "Person.....................................................6
         1.48     "Premises...................................................6
         1.49     "Prepaid Expenses...........................................6
         1.50     "Product Liability Matters..................................6
         1.51     "Product Warranty Claims....................................6
         1.52     "Pro-Forma Balance Sheet....................................6
         1.53     "Purchase Price.............................................7
         1.54     "Purchased Assets...........................................7
         1.55     "Records....................................................7
         1.56     "Retained Assets............................................7
         1.57     "Retained Liabilities.......................................7
         1.58     "Seller.....................................................7
         1.59     "Seller's Closing Certificate...............................7
         1.60     "September Balance Sheet....................................7
         1.61     "Sybron.....................................................8
         1.62     "Title Commitment...........................................8
         1.63     "Year 2000 Compliance.......................................8

ARTICLE II

         PURCHASE AND SALE OF PURCHASED ASSETS; OTHER AGREEMENTS
         2.1      Purchase and Sale...........................................8
         2.2      Calculation and Payment of Purchase Price...................8
         2.3      Closing Balance Sheet.......................................8
         2.4      Balance Sheets; Retained Inventory..........................9
         2.5      Allocation of Purchase Price...............................10
         2.6      Prorations.................................................10
         2.7      Referrals and Deliveries...................................11
         2.8      Risk of Loss...............................................11
         2.9      [RESERVED].................................................11
         2.10     Employee Matters...........................................11
         2.11     Access to Records..........................................11
         2.12     Contract Enforcement.......................................11
         2.13     Accounts...................................................12
         2.14     Insurance..................................................12
         2.15     Effective Time.............................................12
         2.16     Cooperation................................................12

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
         3.1      Organization...............................................13
         3.2      Authorization; Enforceability..............................13
         3.3      No Violation or Conflict...................................13


         3.4      Purchased Assets...........................................14
         3.5      Financial Information......................................14
         3.6      Absence of Certain Changes.................................15
         3.7      Contracts..................................................15
         3.8      Performance of Contracts; Business Relationships...........15
         3.9      Intangible Assets..........................................16
         3.10     Violations of Law..........................................17
         3.11     Books of Account...........................................17
         3.12     Disclosure.................................................18
         3.13     Brokers....................................................18
         3.14     Taxes......................................................18
         3.15     Permits....................................................18
         3.16     Environmental Matters......................................18
         3.17     Employment Matters.........................................19
         3.18     Litigation.................................................20
         3.19     Insurance..................................................21
         3.20     Product Matters............................................21
         3.21     Nondisclosure and Noncompete Agreements....................21
         3.22     Products...................................................21
         3.23     Pricing....................................................22
         3.24     Dealers/Distributors.......................................22
         3.25     Transactions with Related  Parties.........................22
         3.26     Customers and Suppliers....................................22
         3.27     Year 2000 Compliance.......................................22
         3.28     Accounts...................................................23
         3.29     Premises; Farm.............................................23
         3.30     No Implied Representations or Warranties...................23

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF BUYER
         4.1     Organization................................................23
         4.2     Authorization; Enforceability...............................24
         4.3     No Violation or Conflict....................................24
         4.4     Brokers.....................................................24
         4.5     No Implied Representations or Warranties....................24

ARTICLE V

         CERTAIN MATTERS PENDING THE CLOSING
         5.1     Full Access.................................................24
         5.2     Carry on in Regular Course..................................24
         5.3     Exclusive Dealing...........................................25
         5.4     Cooperation.................................................25
         5.5     Publicity...................................................25


ARTICLE VI

         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
         6.1     Compliance with Agreement...................................25
         6.2     Litigation..................................................25
         6.3     Representations and Warranties..............................25
         6.4     No Adverse Change...........................................26
         6.5     Deliveries at Closing.......................................26
         6.6     Consents....................................................26
         6.7     Employment Agreements.......................................27
         6.8     Lease.......................................................27
         6.9     Amendment...................................................27

ARTICLE VII

         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
         7.1     Compliance with Agreement...................................27
         7.2     Litigation..................................................27
         7.3     Representations and Warranties..............................27
         7.4     Payment of Closing Payment..................................27
         7.5     Deliveries at Closing.......................................27
         7.6     Amendment...................................................28

ARTICLE VIII

         INDEMNITY; TERMINATION MISCELLANEOUS
         8.1     Seller's Indemnity..........................................28
         8.2     Buyer's Indemnity...........................................29
         8.3     Limitations.................................................30
         8.4     Indemnification Procedures..................................31
         8.5     Subrogation of Indemnifying Party...........................33
         8.6     Sole Remedy.................................................33
         8.7     Termination.................................................33
         8.8     Rights on Termination; Waiver...............................33
         8.9     Further Cooperation.........................................34
         8.10    Survival of Representations and Warranties..................34
         8.11    Entire Agreement; Amendment.................................34
         8.12    Expenses....................................................34
         8.13    Governing Law...............................................34
         8.14    Assignment..................................................34
         8.15    Notices.....................................................35
         8.16    Counterparts; Delivery; Headings............................35
         8.17    Taxes and Fees..............................................36
         8.18    Interpretation..............................................36
         8.19    Severability................................................36
         8.20    No Reliance.................................................36
         8.21    Legal Proceedings...........................................36


                                    EXHIBITS

EXHIBIT           DESCRIPTION

     A            Bill of Sale
     B            Buyer's Closing Certificate
     C            Noncompetition Agreements
     D            Opinion of Buyer's Counsel
     E            Opinion of Seller's Counsel
     F            Seller's Closing Certificate
     G            Escrow Agreement
     H            Plasm Supply Agreement


COPIES OF THE EXHIBITS HAVE NOT BEEN INCLUDED HEREWITH, BUT CAN BE PROVIDED UPON REQUEST.

SCHEDULES

SCHEDULE NO.                        DESCRIPTION

    1.14                            Contracts
    1.27                            Fixed Assets
    1.32                            List of Animals
    1.38                            Leased Assets
    1.46                            Permits
    1.49                            Prepaid Expenses
    1.52                            Pro-Forma Balance Sheet
    1.56                            Retained Assets
    1.60                            September Balance Sheet
    1.62                            Title Commitment
     2.5                            Allocation of Purchase Price
    2.16                            Guarantees
     3.3                            Violations/Conflicts/Consents
     3.4(a)                         Purchased Assets - Exceptions
     3.4(e)                         Leased Assets - Restrictions
     3.5                            Financial Information
     3.6                            Absence of Certain Changes
     3.7                            Material Contracts not being Assumed
     3.8                            Performance of Contracts; Business
                                     Relationships
     3.9                            Intellectual Property and Licenses
    3.10                            Violations
    3.16                            Environmental Matters
    3.17(a)                         Employees
    3.17(b)                         Employee Benefit Plans
    3.18                            Litigation
    3.19(a)                         Insurance Policies
    3.19(b)                         Insurance Claims
    3.20                            Product Warranty and Liability Matters
    3.21                            Nondisclosure and Noncompete Agreements
    3.22                            Products and Pricing
    3.24                            Dealers/Distributors
    3.25                            Related Party Transactions
    3.26                            Customers and Suppliers



COPIES OF THE SCHEDULES HAVE NOT BEEN INCLUDED HEREWITH, BUT CAN BE PROVIDED UPON REQUEST.

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is made as of this 29th day of February, 2000, by and among SYBRON LABORATORY PRODUCTS CORPORATION ("Sybron"), CONSOLIDATED TECHNOLOGIES, INC. ("Buyer"), SERACARE TECHNOLOGY, INC. d/b/a Consolidated Technologies ("Seller") and SERACARE, INC. ("Parent").

                                    RECITALS

     WHEREAS, Seller is and has been engaged in the ownership and operation of the Business;

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, certain of the assets, rights and properties relating to the Business, on the terms and conditions set forth in this Agreement;

     WHEREAS, Seller is a wholly owned subsidiary of Parent and Parent will benefit from the consummation of the transactions contemplated by this Agreement; and

     WHEREAS, Buyer is a wholly owned subsidiary of Sybron and Sybron will benefit from the transactions contemplated by this Agreement

     NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I
                                   DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     1.1 "Accounts" shall mean the Seller's trade accounts receivable (net of doubtful accounts), notes receivable and similar rights existing as of the Closing Date, but excluding all Included Assets.

     1.2  "Affiliate" shall mean, when used with respect to a particular
Person, that Person, any other Person who, directly or indirectly, is controlled by, or is under common control, directly, or indirectly, by or with the particular Person, or any Person who is related by blood, adoption or marriage to any such particular Person.

     1.3 "Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto, as the same shall be amended from time to time in accordance with the terms hereof.

     1.4  "Assumed Liabilities" shall mean and be limited to:

          (a) those liabilities and obligations arising after the Effective Time of Closing pursuant to the Contracts being assumed by Buyer (which, except as included in Section 1.4(b), shall not include any liabilities or obligations for events occurring or conditions existing prior to the Effective Time of Closing); and

          (b) Seller's accounts payable and other liabilities that have been incurred in the ordinary course of business, to the extent such accounts payable and other liabilities are reflected in the Closing Balance Sheet.

     1.5 "Bill of Sale" shall mean the Bill of Sale and Assumption of Liabilities attached hereto as Exhibit A.

     1.6 "Business" shall mean the business conducted by the Seller, which primarily comprises the development, manufacture, distribution and sale of intermediate biological materials, invitro diagnostic products and proficiency testing specimens and controls in vials.

     1.7 "Buyer" shall mean Consolidated Technologies, Inc., a Wisconsin corporation.

     1.8 "Buyer's Closing Certificate" shall mean the certificate of Buyer in the form of Exhibit B attached hereto.

     1.9 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. Section 9601, et seq., and the rules, regulations and orders promulgated thereunder all as in effect on the Closing Date.

     1.10 "Closing" shall mean the conference to be held on the Closing Date at the offices of O'Melveny & Myers 610 Newport Center Drive, Newport Beach, California, at which the transactions contemplated by this Agreement are consummated.

     1.11 "Closing Balance Sheet" shall mean a balance sheet dated as of February 29, 2000, prepared by Seller, setting forth the Net Book Value of the Purchased Assets and the Net Book Value of the Assumed Liabilities as of February 29, 2000. The Closing Balance Sheet shall be based on the results of an audit to be performed by BDO Seidman of the Seller's financial statements for the fiscal year ending February 29, 2000.

     1.12 "Closing Date" shall mean March 2, 2000 or such other date as Buyer and Seller may agree to in writing.

     1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     1.14 "Contracts" shall mean those contracts which Seller or Parent are assigning and Buyer is assuming and are listed and described on Schedule 1.14 hereto.

     1.15 "Damages" shall mean any actual direct, but not indirect, losses, damages, costs, expenses, liabilities, obligations, and claims of any kind, including, without limitation, reasonable attorneys' fees.

     1.16 "Effective Time of Closing" shall mean 12:01 a.m. Pacific Time on the Closing Date, subject to the occurrence of the Closing, provided, however, for accounting purposes the "Effective Time of Closing" shall mean 11:59 p.m. Pacific Time on February 29, 2000.

     1.17 "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock option plan, stock appreciation plan, benefit plan, benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan or any other plan or program to provide income or benefits to active or former employees of the Seller.

     1.18 "Environmental Claim" shall mean any and all administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging damage or other adverse effect on the environment, or potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, injunctive relief, natural resources damages, property damages, personal injuries, penalties, contributing fines or forfeitures) arising out of, based on or resulting from: (i) the presence, or Environmental Release, or threatened Environmental Release, of any Hazardous Materials from or at any location, whether or not owned by Seller; or (ii) environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Business; or (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or
(iv) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence, Environmental Release, or threatened Environmental Release of any Hazardous Materials.

     1.19 "Environmental Laws" shall mean all Laws and regulatory policies relating to the protection of human health or the environment to the extent in effect on the Closing Date (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including without limitation:
(i) the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901, et seq., and the rules, regulations and orders promulgated thereunder; (ii) CERCLA; (iii) the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the rules, regulations and orders promulgated thereunder; (iv) the Clean Air Act, 42 U.S.C. Section 7401 et seq., and the rules, regulations and orders promulgated thereunder; (v) the Toxic Substances Control Act, 15 U.S.C.
Section 2601, et seq., and the rules, regulations and orders promulgated thereunder; (vi) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801, et seq., and the rules, regulations and orders promulgated thereunder; (vii) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., and the rules, regulations, and orders promulgated thereunder;
and (viii) any other applicable U.S. federal, state, local, or other statutes or Laws, and the rules, regulations, and orders promulgated thereunder.

     1.20 "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater, sewer system, or property.

     1.21 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     1.22 "Escrow Agent" shall mean Firstar Bank, N.A.

     1.23 "Escrow Agreement" shall mean the escrow agreement among Buyer, Seller and the Escrow Agent in the form of Exhibit G attached hereto.

     1.24 "Farm" shall mean the real property, buildings and other improvements located at 4531 U.S. Highway 90-A, Seguin, Texas 78155.

     1.25 "FDA Laws" shall mean all federal, state, local and other applicable jurisdiction Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, or sale of any food, drug, cosmetic, medical device or household product or material.

     1.26 "Financial Information" shall mean: (a) the internal financial statements of Seller for the years ended February 28, 1999 and 1998; (b) the unaudited interim financial statements for each month from March 31, 1999 through and including January 31, 2000; (c) the books and records of account of the Seller relating to the Business; and (d) all other financial information relating to the financial condition of the Business delivered or to be delivered by Seller or the Parent to Buyer.

     1.27 "Fixed Assets" shall mean machinery, equipment, supplies, forklifts, molds, tooling, storage racks, computer and office equipment, furniture, and, except for the Inventory and Retained Assets, all other tangible property owned by Seller and used by Seller in the operation of the Business, including but not limited to all assets which are listed and set forth on Schedule 1.27 hereto.

     1.28 "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis with past practices.

     1.29 "Hazardous Materials" shall mean any material, substance, chemical, waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including, without limitation, asbestos, formaldehyde, polychlorinated biphenyls, radioactive materials, waste oil and other petroleum products, and any other such substances which constitute a nuisance or hazard to the environment or to the public health, safety, or welfare.

     1.30 "Holdback" shall mean the sum of $1,675,000 which is to be held in escrow by the Escrow Agent and which will be disbursed to Seller pursuant to the Escrow Agreement.

     1.31 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

      1.32 "Included Assets" shall mean: (i) the freeze dryer purchased by the Seller from William Cone; (ii) the Farm; (iii) the accounts receivable of Seller due from Cone BioProducts in the amount of $614,498 representing a prior year shipment of products from Seller to Cone BioProducts (as additional identification, this accounts receivable is classified on Seller's internal trial balance as "Other Receivable-B"); (iv) accounts receivable of Seller due from Abacus Diagnostics in the amount of $771,878 representing a prior year shipment of products from STI to Abacus Diagnostics (as additional identification, this accounts receivable is classified on Seller's internal trial balance as "Other Receivable-A"); (v) the accounts receivable of Seller from QualiChem, (vi) the prepaid inventory deposit of $75,000, (vii) all leasehold improvements to the Premises and (viii) the animals owned by Seller and located at the Farm, all of which animals are listed on Schedule 1.32. As a clarification, only the specified accounts receivable described in clause (iii) and clause (iv) of this definition are "Included Assets", all other accounts receivable due Seller from Abacus Diagnostics or Cone BioProducts are not "Included Assets".

     1.33 "Intangible Assets" shall mean all of the intangible assets owned or used by Seller in the Business, including but not limited to software, advertising formats, logos, trademarks, trade designations, service marks, trade names (including the name "Consolidated Technologies"), patents, copyrights and applications for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, telephone number(s), trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, and related rights.

     1.34 "Inventory" shall mean all of the Seller's inventories of raw materials, supplies, work in process and finished goods existing on the Closing Date, but excluding the inventory set forth on Schedule 1.56.

     1.35 "IRS" shall mean the Internal Revenue Service.

     1.36 "Knowledge of Seller" or "Seller's Knowledge" shall mean the current actual knowledge of any Barry Plost, Jerry Burdick, William Cone or Joe Mueller, in each case after reasonable inquiry.

     1.37 "Law" shall mean any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental authorization, requirement, specification or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

     1.38 "Leased Assets" shall mean all items of personal property which Seller leases and uses in the Business, including but not limited to those assets which are set forth on Schedule 1.38 hereto.

     1.39 "Lien" shall mean with respect to any asset: any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest, inchoate lien, or other encumbrance of any kind and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement related to such asset.

     1.40 [Reserved].

     1.41 "Net Book Value" shall mean, for any Purchased Asset, that amount equal to the net book value of that Purchased Asset and for any Assumed Liability, the book amount of such liability, in each case calculated in accordance with GAAP applied in a manner consistent with that used by Seller to prepare the September Balance Sheet and set forth on the September Balance Sheet, the Pro-Forma Balance Sheet or the Closing Balance Sheet, as the case may be.

     1.42 "Noncompetition Agreements" shall mean: (i) the noncompetition agreement between Buyer and Barry Plost in the form of Exhibit C-1 attached hereto and (ii) the amendment to the noncompetition agreement between Parent and William Cone (William Cone's original noncompetition agreement with Parent is being assigned by Parent to Buyer) in the form of Exhibit C-2 attached hereto.

     1.43 "Opinion of Buyer's Counsel" shall mean the opinion of Quarles & Brady LLP attached hereto as Exhibit D.

     1.44 "Opinion of Seller's Counsel" shall mean the opinion of O'Melveny & Myers, LLP attached hereto as Exhibit E.

     1.45 "Parent" shall mean SeraCare, Inc., a Delaware corporation and the corporate parent of Seller.

     1.46 "Permits" shall mean those permits, licenses, approvals, registrations, filings, notices, and governmental authorizations required for the conduct of the Business as presently conducted. Said Permits are listed and briefly described on Schedule 1.46 hereto.

     1.47 "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, association, governmental entity, agency or branch or department thereof, or any other legal entity.

     1.48 "Premises" shall mean the premises and facility located at 2170 Woodward Street, Austin, Texas 78744 which Seller occupies and out of which the Seller conducts Business.

     1.49 "Prepaid Expenses" shall mean those prepaid expenses of Seller (including security deposits) that are purchased by Buyer and described on
Schedule 1.49 hereto.

     1.50 "Product Liability Matters" shall mean any and all product recalls, and liabilities or obligations or damages of any kind for death, disease, or injury to persons, business, or property relating to products manufactured, processed, packaged, sold or shipped by Seller in connection with the Business prior to the Effective Time of Closing.

     1.51 "Product Warranty Claims" shall mean all product warranty claims (other than Product Liability Matters) for any products manufactured, processed, packaged, sold, or shipped by Seller in connection with the Business prior to the Effective Time of Closing.

     1.52 "Pro-Forma Balance Sheet" shall mean a balance sheet jointly prepared by Seller and Buyer reflecting Buyer's and Seller's good faith estimate of the Net Book Value of the Purchased Assets and the Net Book Value of the Assumed Liabilities on the Closing Date (i.e., an estimated Closing Balance Sheet) and attached hereto as Schedule 1.52.

     1.53 "Purchase Price" shall mean Sixteen Million Seven Hundred Fifty Thousand Dollars ($16,750,000), subject to adjustments provided for in this Agreement.

     1.54 "Purchased Assets" shall mean all assets of Seller used or useful in the conduct of the Business except the Retained Assets, including but not limited to the Accounts, Contracts, Farm, Fixed Assets, Included Assets, Intangible Assets, Inventory, Miscellaneous Assets, Prepaid Expenses and Records.

     1.55 "Records" shall mean the books, documents and records owned by Seller and used in the conduct of the Business, including personnel, medical and accounting records, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, surveys, appraisals, real estate and personal property tax records, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials, and other written materials; provided that (i) "Records" shall only include a copy of those financial records which are Retained Assets and (ii) "Records" shall specifically exclude the tax records of Seller.

     1.56 "Retained Assets" shall mean the following assets of Seller as of the Closing Date which, although they may relate to the Business, are not Purchased Assets and are to be retained by Seller: (a) Seller's franchise to be a corporation, organizational costs, articles of incorporation, bylaws, minute books, stock books, corporate seals and other corporate records having to do with their corporate organization and capitalization; (b) canceled checks, bank statements and tax returns of Seller; (c) any contract, agreement or lease of Seller which is not assumed by Buyer hereunder; (d) cash and cash equivalents;
(e) all notes receivable or accounts receivable due from, and contracts with, Innovative Diagnostics, Inc. or Don McCluskey; (f) the assets used primarily in the plasma testing lab operations which are set forth on Schedule 1.56 hereto;
(g) all original financial and tax records of the Business; (h) the bill and hold inventory for Don McCluskey which is identified on Schedule 1.56 attached hereto; (i) all finished goods inventory listed on Schedule 1.56 which has been manufactured for Innovative Diagnostics or Don McCluskey customers (j) the intercompany receivables and payables of Seller with Parent and Parent's Affiliates and (k) the other assets identified on Schedule 1.56 attached hereto.

     1.57 "Retained Liabilities" shall mean, except for the Assumed Liabilities, all obligations and liabilities of Seller not specifically assumed by Buyer hereunder, including all obligations and liabilities arising out of the operation of the Business by Seller or ownership or possession of the Purchased Assets by Seller prior to the Effective Time of Closing.

     1.58 "Seller" shall mean SeraCare Technology, Inc., a Nevada corporation.

     1.59 "Seller's Closing Certificate" shall mean the certificate of Seller and the Parent in the form of Exhibit F attached hereto.

     1.60 "September Balance Sheet" shall mean a balance sheet of Seller dated as of September 30, 1999 and attached hereto as Schedule 1.60 which sets forth the Net Book Value of the Purchased Assets and the Net Book Value of the Assumed Liabilities as of September 30, 1999.

     1.61 "Sybron" shall mean Sybron Laboratory Products Corporation, a Delaware corporation and the ultimate parent of Buyer.

     1.62 "Title Commitment" shall mean the binding commitment issued by Alamo Title set forth on Schedule 1.62 attached hereto.

     1.63 "Year 2000 Compliance" shall have the meaning set forth in
Section 3.27 hereof.

                                   ARTICLE II
                     PURCHASE AND SALE OF PURCHASED ASSETS;
                                OTHER AGREEMENTS

     2.1 PURCHASE AND SALE. Upon all of the terms and subject to all of the conditions of this Agreement:

          (a) Seller agrees to sell, assign, convey, and deliver to Buyer, and Buyer hereby purchases and accepts from Seller, the Purchased Assets;

          (b)  Parent agrees to assign, convey and deliver to Buyer,
(i) Parent's partnership interest in Seracon Diagnostics Company, L.P., (ii) Parent's right, title and interest to the Agreement of Limited Partnership of Seracon Diagnostics Company, Ltd. with Serafy Laboratories, Ltd., and (iii) Parent's right, title and interest to the Non-Competition Agreement with William Cone; and

          (c) Buyer agrees to assume and perform in accordance with and be bound by all of the covenants, terms, and obligations under the Assumed Liabilities. Except as otherwise specifically provided for herein, Buyer is not assuming any liabilities or obligations of Seller.

     2.2  CALCULATION AND PAYMENT OF PURCHASE PRICE.

          (a) At least three (3) business days prior to the Closing Date, Buyer and Seller shall jointly prepare the Pro-Forma Balance Sheet. To the extent that the Net Book Value of the Purchased Assets less the Net Book Value of the Assumed Liabilities as shown on the Pro-Forma Balance Sheet is greater than or less than $4,873,634, the Purchase Price shall be adjusted dollar-for-dollar (up or down) accordingly.

          (b)  The Purchase Price shall be paid by Buyer as follows:

               (i) The Purchase Price (as adjusted per the Pro-Forma Balance Sheet), less the Holdback, shall be paid to Seller at Closing via wire transfer.

               (ii) The Holdback shall be deposited with the Escrow Agent and shall be held in accordance with the terms of the Escrow Agreement.

     2.3  Closing Balance Sheet.

         (a) For purposes of subsection (c) below, the books of account of the Business shall be closed as of the close of business on February 29, 2000. As soon as practicable after the

Closing, but in no event later than ninety (90) calendar days after the Closing Date, said books shall have been reviewed by Seller and Seller shall prepare the Closing Balance Sheet.

          (b) For purposes of subsection (c) below, the Closing Balance Sheet shall be conclusive and binding upon Seller and Buyer unless, within sixty (60) days following Buyer's receipt of the Closing Balance Sheet, Buyer delivers to Seller a written notice of dispute (the "Objection Notice") with respect thereto. The Objection Notice shall describe in reasonable detail Buyer's objection to the Closing Balance Sheet prepared by Seller. Any item set forth in the Closing Balance Sheet not objected to by Buyer shall be binding on the parties. Buyer and Seller shall thereafter use their reasonable good faith efforts to resolve the items set forth in the Objection Notice. If the parties are able to reach agreement as to any item set forth in the Objection Notice, then such determination as agreed upon in writing shall become final and binding on the parties. If no resolution as to all of the items set forth in the Objection Notice is reached by the thirtieth (30th) day following Seller's receipt of the Objection Notice, Buyer and Seller shall, within fifteen (15) days following the expiration of the 30-day period, submit the unresolved disputed items for resolution to Ernst & Young LLP, or if such firm declines or is unable to act in this capacity, another nationally recognized independent accounting firm mutually selected by the parties (the "Accounting Firm"). If the parties are unable to agree on the Accounting Firm, such firm shall be a "big 5" accounting firm other than KPMG Peat Marwick LLP or Seller's or Parent's accountants chosen by lot. The Accounting Firm shall act as an expert and not as an arbitrator and make a determination in accordance with this Agreement only as to the items not resolved by the parties. The Accounting Firm shall deliver to the parties, as promptly as practicable, a report setting forth its determination of the Net Book Value of the Purchased Assets and the Assumed Liabilities as of the close of business on February 29, 2000 based on the items set forth in the Closing Balance Sheet prepared by Seller which were not objected to by Buyer, the items set forth in the Objection Notice which were subsequently agreed to by the parties and the items decided by the Accounting Firm. When deciding any disputed item, the Accounting Firm shall be bound by the definition of "Net Book Value" used in this Agreement. Such report as submitted by the Accounting Firm shall be conclusive and binding upon the parties. The cost of the Accounting Firm shall be shared equally by Buyer and Seller.

          (c) In the event that the Net Book Value of the Purchased Assets less the Net Book Value of the Assumed Liabilities as shown on the Closing Balance Sheet (as finalized pursuant to subsection (b) above) differs from Net Book Value of the Purchased Assets less the Net Book Value of the Assumed Liabilities as shown on the Pro-Forma Balance Sheet, the Purchase Price shall be increased or reduced, dollar-for-dollar, accordingly. Any amounts owing as a result of a Purchase Price adjustment shall be paid by certified check or wire transfer within five (5) business days following the date on which the indebtedness is conclusively determined pursuant to this Section 2.3.

     2.4  BALANCE SHEETS; RETAINED INVENTORY.

          (a) The Pro-Forma Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that used by Seller to prepare the September Balance Sheet and the Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that used by Seller to prepare the September Balance Sheet; provided, however, that although the Included Assets shall be included within the Purchased Assets, no value shall be assigned to the Included Assets on the September Balance Sheet, the Pro-Forma Balance Sheet or the Closing Balance Sheet.

          (b) Seller shall pay Buyer the amount, if any, by which the Net Book Value of the Inventory described in Section 1.56(i) above exceeds $173,000 at Closing. Such Net Book Value shall be determined in conjunction with the preparation of Closing Balance Sheet and pursuant to the procedures set forth in
Section 2.3(b). Any such payment shall be made via wire transfer within five (5) days after such Net Book Value has been determined.

          (c) Following the Closing, Seller shall have thirty days to remove all inventory included in the Retained Assets from the Premises.

     2.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated in accordance with Section 1060 of the Internal Revenue Code and substantially as set forth on Schedule 2.5 hereto. Buyer and Seller shall cooperate with each other in the preparation and filing of I.R.S. Form 8594 in connection with the Purchase Price allocation. Neither Buyer nor Seller, nor any of their respective Affiliates, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation of the consideration unless required to do so by applicable Law.

     2.6  PRORATIONS.

          (a) All personal and real property taxes, if any, assessed against, or prepaid with respect to, the Purchased Assets shall be prorated based upon the applicable tax rate of the period for which such taxes are assessed or prepaid. Seller shall be responsible for that portion of the prorated taxes accrued for the period ending on February 29, 2000, and Buyer shall be responsible for that portion of the prorated taxes attributable to the period beginning on March 1, 2000.

          (b) All payments for services, utilities, rent, and other charges, and prepayments or deposits from customers, and other related expenses paid or payable with respect to the Purchased Assets, shall be prorated so that all such payments, prepayments and expenses applicable to the period ending on February 29, 2000 shall be for the account of Seller, and all such payments, prepayments and expenses for the periods beginning on March 1, 2000 shall be for the account of Buyer.

          (c) To the extent ascertainable, said amounts prorated pursuant to this Section 2.6 shall be settled between the parties at Closing or at the time of settlement of the Closing Balance Sheet.

          (d) With respect to the testing lab operated by Seller on the Premises, until such time as Seller vacates the Premises, (i) Seller shall be allowed to continue to occupy and use the portion of the Premises currently occupied by Seller's testing lab (the "Lab Space"); (ii) Seller shall pay Buyer (on a monthly basis) its pro rata share (based on square footage) of the monthly rent and utility expense relating to the Lab Space and (ii) Seller shall comply with the obligations of tenant applicable to the Lab Space under the terms of the lease under which Buyer is leasing the Premises.

          2.7 REFERRALS AND DELIVERIES. After the Closing, Seller shall promptly: (a) refer to Buyer any and all inquiries or purchase orders from customers, suppliers or other Persons relating to the Business; and (b) deliver to Buyer, in the form received with the additions of any required endorsements by the Seller, any cash, checks or other payments received after the Closing Date by Seller relating to Accounts or the conduct of the Business following the Closing.

          2.8 RISK OF LOSS. Risk of loss with respect to the Purchased Assets shall remain with Seller until the Closing and shall pass to Buyer upon the occurrence of the Closing.

          2.9  NONCOMPETITION; CONFIDENTIALITY.

               (a) Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, Seller and Parent hereby covenant and agree that for a period of five (5) years from and after the Closing Date, neither Seller nor Parent will, directly or indirectly within the Territory described below:

               (i) develop or manufacture any Quality Control Products (as defined below);

               (ii) distribute or resell any Quality Control Products to any customer listed on Exhibit 1 to Schedule 3.22 for whom, as of the Closing Date, Seller is supplying or has supplied such Quality Control Products as indicated with respect to such customer on Exhibit 1 to Schedule 3.22, or such other Quality Control Products that have the same intended use as those listed on Exhibit 1to Schedule 3.22 (i.e., Seller and Parent are prohibited under this clause (i) from selling to a customer listed on
     Exhibit 1 to Schedule 3.22 a Quality Control Product that is listed on
     Exhibit 1 to Schedule 3.22 as being sold to such customer);

               (iii) develop, manufacture, distribute or sell proficiency testing products intended for use in inter-laboratory comparison programs;

               (iv) develop, manufacture, distribute or sell biological materials having the inherent characteristics that make such biological materials suitable for use as raw materials in manufacturing Quality Control Products to any customer listed on Exhibit 1 to Schedule 3.22 for whom, as of the Closing Date, Seller is supplying or has supplied such Quality Control Products as indicated with respect to such customer on
     Exhibit 1 to Schedule 3.22 or such other Quality Control Products that have the same intended use as those listed on Exhibit 1 to Schedule 3.22 with respect to such customer;

               (v) hire, offer to hire, or solicit for employment any employee or leased employee of Buyer, without the prior consent of Buyer, until such person has been separated from employment by Buyer for at least 90 days; or

               (vi) engage in any practice the primary purpose of which is to evade the provisions of this covenant not to compete;

provided, however, the foregoing prohibition does not extend to: (1) any acquiror of Parent or Seller, to the extent such acquiror engaged in a business that would otherwise violate this Section 2.9(a) at the time of the consummation of the acquisition of Parent or Seller; (2) passive ownership of less than 1% of the outstanding stock of any entity whose stock is traded on an established stock exchange or quoted on the Nasdaq stock market; (3) the sale by Western States Group, Inc. of Quality Control Products purchased from Buyer provided that such sales do not exceed $1,000,000 in any calendar year (which amount shall be prorated for any portion of a year in which this covenant not to complete is applicable); (4) the sale by Seller or Parent or any of their Affiliates of bill and hold inventory held for Don McCluskey to any Person, including, but not limited to the current customers for whom such inventory was manufactured or (5) the sale by Seller or Parent or any of their Affiliates of all finished goods inventory listed on Schedule 1.56 to any Person, including, but not limited to the current customers for whom such inventory was manufactured. For purposes hereof, "Territory" is defined as any country, state, province, county or similar geographic subdivision anywhere in the world. For purposes hereof, "Quality Control Products" is defined as products used to monitor and assess the performance of diagnostic test methods. The parties intend that this noncompete covenant shall be construed as separate covenants, one for each county or other subdivision to which the covenant applies. The parties agree further that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          (b) Seller and Parent acknowledge that: (i) the business connections, customers, customer lists, marketing, production, sales techniques, procedures, operations, and other Intangible Assets and aspects of the Business which are to be acquired by Buyer hereunder have been established and maintained at great expense, have been protected as confidential information and trade secrets, and will be of great value to Buyer; and (ii) Buyer would suffer great loss and injury if Seller were to disclose this information or use it in any way to the detriment of Buyer. Therefore, neither Seller nor Parent shall, at any time, directly or indirectly, use or disclose, or cause or allow to be used or disclosed, to Buyer's detriment, any secret, confidential, or proprietary information relating to the Business or any of the Purchased Assets.

          (c) Neither Seller nor Parent shall not make or publish any disparaging remarks about Buyer or the Business as long as Buyer continues the Business, and shall not induce, encourage, or cause any customer or supplier to terminate doing business with Buyer.

     2.10 EMPLOYEE MATTERS. Buyer shall not be obligated to Seller or any other party for any labor-related obligations or liabilities arising out of any person's employment (including the termination of such employment whether before or at Closing) with Seller, and Seller agrees to satisfy said obligations and/or liabilities as they become due. Except for matters for which Seller must indemnify Buyer under this Agreement, Seller shall not be obligated to Buyer or any other party for any labor-related obligations or liabilities arising out of any person's employment

(including the termination of such employment after the Closing) with Buyer, and Buyer agrees to satisfy said obligations and/or liabilities as they become due.

     2.11 ACCESS TO RECORDS.

          (a) Seller shall permit Buyer, and its attorneys, accountants, agents and designees, such access to, and right to copy, all books, papers and records of Seller which are not a part of the Purchased Assets, from and after the Closing Date hereof as Buyer may deem necessary or desirable for proper business purposes. Any such examination shall be at the expense of Buyer, shall be performed during normal business hours at the place where such records are regularly maintained by Seller (or such other place and time as the parties agree) and shall not unreasonably interfere with the normal business activities of Seller. Seller shall notify Buyer at any time within the five (5) year period after the Closing Date if it intends to destroy any or all of the books, papers, and records described above, and Buyer shall have the right to review and remove any of such books, papers and records at Buyer's expense.

          (b) Buyer shall permit Seller, and its attorneys, accountants, agents and designees, such access to, and right to copy, all books, papers and records of Buyer which are a part of the Purchased Assets, from and after the Closing Date hereof as Seller may deem necessary or desirable for proper business purposes. Any such examination shall be at the expense of Seller, shall be performed during normal business hours at the place where such records are regularly maintained by Buyer (or such other place and time as the parties agree) and shall not unreasonably interfere with the normal business activities of Buyer. Buyer shall notify Seller at any time within the five (5) year period after the Closing Date if it intends to destroy any or all of the books, papers, and records described above, and Seller shall have the right to review and remove any of such books, papers and records at Seller's expense.

     2.12 CONTRACT ENFORCEMENT. To the extent that the assignment of any Contract to Buyer pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of such Contract. Seller shall use commercially reasonable efforts, and Buyer shall cooperate where appropriate, to obtain any consent necessary to any such assignment and, upon obtaining any such consent, the applicable Contract shall be assigned to Buyer. If any such consent is not obtained, Seller shall use its commercially reasonable efforts to cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide for Buyer the benefit, monetary or otherwise, of any such Contract, including enforcement, at Buyer's request and sole expense, of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise. Seller's obligation to attempt to obtain any consent shall terminate upon the earlier of (i) Seller's receipt of written notice from Buyer that Seller may cease such efforts; and (ii) the first anniversary of the Closing; provided that Seller's obligation to provide Buyer with the benefits of any such Contract described in the preceding sentence shall not terminate.

     2.13 ACCOUNTS. Any Account not collected by Buyer within ninety (90) days of the Closing Date shall, at Buyer's option, be repurchased by Seller at the face amount of such Account (in effect, resulting in an adjustment to the Purchase Price); provided, however, that (i) no repurchase of Accounts shall be required until the amount of the uncollected Accounts exceeds the amount of any reserve established therefor on the Closing Balance Sheet; (ii) accounts receivable from Hematronix, Cone BioProducts (but solely the accounts receivable included in the Included Assets), Abacus Diagnostics (but solely the accounts receivable included in the Included Assets), and QualiChem shall not be subject to the repurchase obligations of this Section
2.13 and (iii) Seller shall only be required to repurchase uncollectible Accounts for which Buyer has used good faith commercially reasonable efforts to collect (consistent with Seller's practices) and has not taken any commercially unreasonable action to make such Accounts uncollectible. Buyer shall not be required to threaten or commence litigation, or to take other extraordinary means, in order to collect any Accounts. Payment for the repurchase of any Account as described herein shall be made by Seller within five (5) business days following receipt of Buyer's invoice therefor.

     2.14 INSURANCE. For a period of two years from the Effective Time, Seller and the Parent, as the case may be, shall maintain in full force and effect a products liability insurance policy for the Business, solely with respect to products manufactured by Seller prior to the Closing Date, with coverage no less than those currently maintained.

     2.15 EFFECTIVE TIME. The consummation of the transactions contemplated herein shall be effective as of the Effective Time; provided, however, for accounting purposes the consummation of the transactions contemplated herein shall be effective as of February 29, 2000.

     2.16 COOPERATION. Seller and Buyer shall:

          (a) use commercially reasonable efforts to cooperate with each other and their respective legal counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement;

          (b) use commercially reasonable efforts to cooperate in connection with the audit of the Seller's and Parent's financial statements for the fiscal year ending February 29, 2000 (which cooperation shall include, but not be limited to, making available to Parent and Seller, as Parent and Seller may reasonably request, the services of Joe Mueller and his staff in connection with such audit); and

          (c) use commercially reasonable efforts to release Seller and Parent from any guarantees of Seller or Parent under any of the Contracts included in the Purchased Assets which guarantees are identified on Schedule 2.16 attached hereto

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

     Seller and Parent, jointly and severally, represent and warrant to Buyer that:

     3.1 ORGANIZATION. Seller is a corporation duly and validly organized and existing in good standing under the Laws of the State of Nevada, and has all requisite power to own its assets, to carry on the Business as it is now being conducted, and to convey the Purchased Assets to Buyer pursuant to this Agreement. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be so qualified by virtue of the operation of the Business, except where the failure to qualify would not have a material adverse effect on the Business.

     3.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery, and performance of this Agreement by Seller and Parent, and all of the documents and instruments required hereby, are within the corporate power of Seller and Parent and have been duly authorized by all necessary corporate action by Seller and Parent. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, and sufficient to transfer and convey to Buyer all of Seller's right, title, and interest in and to the Purchased Assets.

     3.3 NO VIOLATION OR CONFLICT. The execution, delivery and performance of this Agreement (and the transactions contemplated herein) by Seller and
Parent:

          (a) do not and will not violate or conflict with any applicable Law, or the articles or certificate of incorporation or bylaws of Seller or Parent;

          (b) except as set forth on Schedule 3.3 and except for the requirements of the HSR Act, to Seller's Knowledge, do not or will not require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar Law);

          (c) except as set forth on Schedule 3.3, do not or will not violate or conflict with, or constitute a default (or event which, with notice or lapse of time, or both, would constitute a default) under, and will not result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any term or provision of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or Parent is a party or by which Seller or Parent or any of the Purchased Assets is bound; or

          (d) except as set forth on Schedule 3.3, to Seller's Knowledge, will not disrupt or impair any material relationship which the Seller has with any current supplier, customer, dealer, distributor, sales representative or employee.

     3.4  PURCHASED ASSETS.

          (a) Seller owns and shall convey to Buyer at Closing good and marketable title to all of the Purchased Assets, free and clear of all Liens of any nature whatsoever except for: (i) those Liens set forth in the Title Commitment, or (ii) the Liens set forth on Schedule 3.4 attached hereto and
(iii) Liens that do not materially adversely affect the use of or adversely affect the value of any Purchased Asset. Seller is in sole possession of, and has sole control of, the Purchased Assets. Except as set forth on Schedule 3.4(a) hereto, none of the Purchased Assets is leased, rented, licensed, or otherwise not owned by Seller. Schedule 1.32 contains a complete and accurate list of the animals included in the Included Assets, their identification number, their production use and the customer for which the production is used. In the event of any defect in title to real property included in the Purchased Assets, Buyer shall look solely to the title insurance policy issued pursuant to the Title Commitment for redress and none of Buyer, Seller, Sybron or Parent shall have any liability therefor.

          (b) Parent owns and shall convey to Buyer at Closing all of its right, title and interest to (i) Parent's partnership interest in Seracon Diagnostics Company, L.P. (ii) Parent's right, title and interest to the Agreement of Limited Partnership of Seracon Diagnostics Company, Ltd. with Serafy Laboratories, Ltd. and (iii) the Non-Competition Agreement with William Cone free and clear of any Liens.

          (c) To Seller's Knowledge, the Purchased Assets include all of the assets of Seller which are used in or necessary for the current operation of the Business, excepting therefrom only any Retained Assets.

          (d) To Seller's Knowledge, the Fixed Assets (excluding the Included Assets) and the Leased Assets are in good operating condition and repair, normal wear and tear excepted, free from any defects (except minor defects that do not interfere with the use thereof in the conduct of the normal operations of the Business), have been maintained consistent with industry standards, and are sufficient to carry on the Business as previously conducted by Seller.

          (e) Except as set forth on Schedule 3.4(e) hereto, all of the tangible Purchased Assets are physically located at the Premises or the Farm, and none of the Leased Assets are subject to any transfer, assignment, site equipment, or other operational limitations.

          (f) The Inventory consists of items of a quality and quantity currently useable and salable in the ordinary course of Business without material markdowns or material discounts.

          (g) To Seller's Knowledge, no notice of any violation of any Law relating to the Purchased Assets or their use has been received by the Seller.

     3.5  FINANCIAL INFORMATION.

          (a)  Except for the Included Assets, and except as set forth in
Schedule 3.5 the Financial Information is accurate and complete in all material respects. The financial statements included within the Financial Information was prepared in accordance with GAAP consistently applied throughout all periods and present fairly in all material respects the financial condition and the results of operations of the Business as of the relevant dates thereof and for the periods covered thereby. True and correct copies of said financial statements are attached hereto as Schedule 3.5.

          (b) Seller has no material liabilities or indebtedness, contingent, absolute, accrued, or otherwise, in connection with the Business, other than as specifically identified in the Seller's September 30, 1999 balance sheet or set forth on Schedule 3.5 hereto.

     3.6  ABSENCE OF CERTAIN CHANGES.

          (a) Except as set forth on Schedule 3.6, since September 30, 1999, there has not been any: (i) material adverse change in the Purchased Assets or in the financial condition, business, results of operations, or prospects of the Business; (ii) damage, destruction, or loss which has materially adversely affected or may materially adversely affect the Business or the Purchased Assets (whether or not covered by insurance); (iii) material commitments or transactions by Seller outside the ordinary course of Business; or (iv) grant of credit or price concessions to any customer or distributor of the Business on terms or in amounts materially more favorable than those which have been extended to such customer or distributor in the past, other material change in the terms of any credit or price concessions heretofore extended, or other material change of Seller's policies or practices with respect to the granting of credit or price concessions.

          (b) To Seller's Knowledge, there are no facts, circumstances, or proposed or contemplated events which would materially adversely affect the operations, results, or prospects of the Business after the Closing Date.

     3.7 CONTRACTS. Except as set forth on Schedule 3.7 hereto, neither Seller nor Parent is a party to any written or unwritten agreement that is material to the ongoing operations of the Business and that is not otherwise contained on Schedule 1.14 hereto and being assigned to Buyer hereunder.

     3.8  PERFORMANCE OF CONTRACTS; BUSINESS RELATIONSHIPS.

          (a) Seller (or Parent, as the case may be) and, to the Knowledge of Seller, each other party to each material Contract, (i) have performed in all material respects each term, covenant, and condition of each material Contract which is to be performed by them at or before the date hereof, and (ii) are not in default or violation of any such material Contract. Except as set forth on
Schedule 3.8, each of the material Contracts is in full force and effect and constitutes the legal and binding obligation of Seller (or Parent, as the case may be) and, to the Knowledge of Seller, the other parties thereto. Except as conspicuously noted on Schedule 1.14, no material Contract requires the written consent of the other party thereto in order for Seller (or Parent, as the case may be) to assign such material Contract to Buyer hereunder.

          (b) Seller believes that it maintains good business relationships with each of the material customers and material suppliers of the Business. No material unresolved complaint or dispute presently exists and, to the Knowledge of Seller, no material customer or material supplier is considering or intends to cease doing business with Seller during the twelve month period beginning on the date hereof. Except as set forth on Schedule 3.8, during the twelve month period preceding the date hereof, no material contracts or agreements of Seller relating to the business were amended, terminated, expired or not renewed. During the twelve month period preceding the date hereof, no material suppliers or customers of the Business ceased doing business with Seller.

          (c) Buyer will not be obligated or liable to any of Seller's vendors, suppliers, or other parties who may have or may have had a contractual relationship with Seller with respect to such contractual relationship, unless said relationship arises from a Contract being assigned pursuant to Section 2.1 above and listed on Schedule 1.14 or is otherwise an Assumed Liability.

          (d) Schedule 3.8 sets forth a list of all material Contracts other than ordinary course purchase orders that are in the process of being negotiated or renegotiated.

     3.9  INTANGIBLE ASSETS.

          (a) Schedule 3.9 lists and describes all software (including software for accounting, manufacturing, and engineering CAD/CAM systems), advertising formats, logos, trademarks, trade designations, service marks, trade names, patents, copyrights, applications for any of the foregoing, and telephone number(s) relating to the Business in which Seller now has any interest, specifying whether such assets are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such assets are registered. All Intangible Assets shown as registered in Schedule 3.9 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

          (b) There are no material license and similar agreements, including software license agreements (other than "shrink-wrap" license agreements) that Seller is a party to with respect to intellectual property either licensed by or licensed to Seller in relation to the Business.

          (c) Except as set forth on Schedule 3.9, Seller owns the exclusive and entire right, title, and interest in and to each of the assets and licenses set forth on Schedule 3.9 hereto and all other Intangible Assets of the Business, and will transfer said right, title, and interest to Buyer at Closing free and clear of all Liens. Neither the Purchased Assets nor the Business infringes on any intellectual property rights of others. There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened, by any third party pertaining to or challenging Seller's rights to any of the Intangible Assets. To Seller's Knowledge, there are no facts which would render any of the Intangible Assets invalid or unenforceable.

          (d) Except as set forth on Schedule 3.9, to Seller's Knowledge, the software used in the Business is not subject to any transfer, assignment, site, equipment, or other operational limitations.

          (e) All agents, employees, consultants, or contractors, if any, who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Seller either:
(i) is a party to a "work for hire" agreement under which Seller is deemed to be the original owner/author of all property rights therein or (ii) has executed an assignment or an agreement to assign in favor of Seller all right, title and interest in such interest and said interest has been duly and effectively transferred to Seller.

          (f) Seller has not disclosed its trade secrets, know-how and other proprietary information to any Person except pursuant to a nondisclosure agreement prohibiting the recipient from disclosing the information received.

     3.10 VIOLATIONS OF LAW.

          (a) None of the present or past operation of the Business, the products of the Business, or the Purchased Assets violates or conflicts, in any material respect, with any Permits or any Law (including FDA Laws, but excluding Environmental Laws which are covered by Section 3.16). To the Knowledge of Seller, neither Seller nor any supplier of Seller is the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any governmental agency.

          (b) Schedule 3.10 hereto sets forth a summary of all proceedings, orders, notices of violations, inspection reports, and other similar occurrences, if any, received by Seller in the past two years and relating to the conduct of the Business.

          (c) Except as set forth on Schedule 3.10, to Seller's Knowledge, the Business has not been the subject of an Occupational and Safety Health Administration inspection or found by any agency to be in violation of any state or federal occupational safety or health Law in the conduct of the Business.

          (d) Except as set forth on Schedule 3.10, to Seller's Knowledge, the Business has never been the subject of an inspection or inquiry regarding violations or alleged violations of any Law by the United States Environmental Protection Agency, United States Food and Drug Administration or similar federal, state, or local agency, and has not been found (or the subject of an allegation) by such agency to be in violation of any Law.

          (e) To Seller's Knowledge, Seller has not been a party to any illegal payments to any vendor, customer, employee of any vendor or employer, government agency, employee of any government agency or other Person.

     3.11 BOOKS OF ACCOUNT. Except for the Included Assets, the books of account of the Business are complete and correct in all material respects, and reflect all material transactions entered into by Seller or to which Seller is a party and which relate to the Business.

     3.12 DISCLOSURE. Seller has furnished to Buyer complete and accurate copies or originals of all documents and/or information requested by Buyer. To the Knowledge of Seller, subject to the matters set forth in Seller's disclosure schedules attached hereto, no representation or warranty contained in this Agreement contains any untrue statement of a material fact necessary to make such representations or warranties not materially misleading. The Schedules to this Agreement are complete and accurate in all material respects with respect to the information the Schedules purport to provide.

     3.13 BROKERS. Seller has not incurred, nor will any person or entity be entitled to on account of Seller, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement.

     3.14 TAXES. Seller has paid or made provision for all federal, state, and local taxes or other governmental charges with respect to the Business and/or Purchased Assets for any period prior to the Closing Date that will follow the Purchased Assets or otherwise affect Buyer after the consummation of the transactions contemplated herein. All required returns and reports with respect to such taxes and charges have been duly and timely filed and are accurate and complete in all material respects.

     3.15 PERMITS.

          (a) The Permits constitute all licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, or requirements which Seller currently has in connection with the Purchased Assets or the Business (including the products thereof) and to the Knowledge of Seller, constitute all of the material licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, and requirements necessary for the ownership or use of the Purchased Assets or conduct of the Business as currently conducted by Seller.

          (b) Each of the Permits is in full force and effect, and except as set forth on Schedule 3.8, Seller is in compliance with all obligations, restrictions or requirements thereof. Copies of the Permits have been provided to Buyer.

     3.16 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.16:

          (a) The Purchased Assets, the Farm and the Business are in conformance with all applicable Environmental Laws, and there are no present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i) which, in connection with the Business, the Farm or the Purchased Assets, could reasonably be expected to interfere with or prevent compliance or continued compliance with Environmental Laws or with any order issued, entered, promulgated or approved thereunder, or (ii) which could reasonably be expected to subject Buyer to damages (including liability under CERCLA), penalties, injunctive relief, or cleanup costs under any Environmental Laws or pursuant to any third-party claim, or which require or are likely to require reporting, cleanup, removal, remedial action, or other response pursuant to Environmental Laws or a third party claim.

          (b) To the Knowledge of Seller there are not now or have there ever been, tanks or other facilities in, on, or under any property that is or was owned, leased, used, or occupied by Seller in connection with the conduct of the Business or at any time in its care, custody, or control, that contain materials which, if known to be present in soils or groundwater, would require reporting, clean up, removal, or some other action under Environmental Laws.

          (c) Neither Seller, nor, to the Knowledge of Seller, any other person or entity, has caused or permitted any Environmental Release of materials on, under, or at the Premises, the Farm or at any other real estate previously owned or occupied by Seller or at any time in its care, custody, or control, which materials, if known to be present, would require reporting, clean-up, removal, or some other action under Environmental Laws.

          (d) To the Seller's Knowledge, Seller is not subject to any judgment, decree, order, or citation related to or arising out of applicable Environmental Laws in connection with the conduct of the Business.

          (e) Seller possesses all material permits, material licenses, and material approvals, if any, required under applicable Environmental Laws in connection with the conduct of the Business, all of which are included on
Schedule 1.46 hereto.

          (f) Seller has not received (and, to the Knowledge of Seller, there has not been issued) any notice, whether from a public or governmental authority, citizens' group, employee or any other person or entity, that alleges that the Seller, the Business, the Premises or the Farm is or may not be in compliance with any Environmental Law or Permit.

          (g) To Seller's Knowledge, no real property at any time owned, operated, used or controlled by Seller in the conduct of the Business is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable state list, and no Seller has received any written notice from under or relating to CERCLA or any comparable state or local Law.

          (h) To Seller's Knowledge, no off-site location at which Seller has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and Seller has not received any written notice with respect to any off-site location, of potential or actual liability or a written request for information under or relating to CERCLA or any comparable state or local Law.

          (i) To Seller's Knowledge, no friable asbestos or asbestos requiring remediation under applicable Environmental Laws is present on or at the Premises or the Farm.

     3.17 EMPLOYMENT MATTERS.

          (a) Schedule 3.17(a) hereto lists all employees of the Business (including leased employees), their current rates of compensation and most recent pay increase, date of hire, benefits and location of employment.

          (b) Schedule 3.17(b) hereto lists all of Seller's present Employee Benefit Plans for employees of the Business, including Seller's current severance plan (and any prior severance plan effective during the last twelve months). Each Employee Benefit Plan is and at all times has been in material compliance with all applicable Laws (including ERISA). Seller is not contributing to, and has contributed to, any multi-employer plan, as defined in ERISA. Any past Employee Benefit Plan that has been terminated was done so in material compliance with all applicable Laws, and there is no reasonable basis for further liability or obligation of Seller pursuant to any and all past Employee Benefit Plans. No Employee Benefit Plan provides and Seller has no obligation to provide (or contribute to the cost of) post-retirement welfare benefits with respect to current or former employees of Seller, including without limitation, post-retirement medical, dental, life insurance, severance, or any similar benefit, whether provided on an insured or self-insured basis, except as required under Section 601 et. seq. of ERISA, commonly called COBRA continuation. Seller has performed all of its respective material obligations under all Employee Benefit Plans, and has made appropriate entries in their financial records and statements for all material obligations and liabilities under such Employee Benefit Plans.

          (c) Except for agreements being negotiated by Buyer with employees of Seller (including leased employees), and except for the obligations of Seller to Administaff pursuant to the Personnel Management Services Agreement dated January 16, 1998, there are no Employee Benefit Plans or other agreements (including collective bargaining agreements), arrangements, employment agreements (written or unwritten), or plans which would bind or in any way affect Buyer after the Closing Date, regardless of whether Buyer employs any of Seller's former employees.

          (d) Seller is in material compliance with all federal, state, or other applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and has not and is not engaged in any unfair labor practice that would be reasonably expected to affect Buyer after the Closing Date.

          (e) No present or former employee of the Business has asserted, or, to Seller's Knowledge, has threatened to assert, any claim against Seller (whether under federal or state Law, under any employee agreement or otherwise), that would be reasonably expected to affect Buyer after the Closing Date, on account of or for (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the past twelve-month period.

     3.18 LITIGATION.

          (a) Except as described on Schedule 3.18 hereto, there is not now, nor since January 1, 1998 has there been, any (i) litigation; (ii) charge, grievance or other labor-related claim, strikes, lockouts or union organizing drives; (iii) Environmental Claim; (iv) arbitration; (v) proceeding; (vi) governmental investigation or inquiry; (vii) citation; (viii) action of any kind; or (ix) order, notice of violation or inspection report, pending, or, to the Knowledge of Seller, proposed or threatened against Seller, relating to the Business or any of the Purchased Assets, nor is there any reasonable basis known to Seller for any such action. Schedule 3.18 also describes all litigation and/or claims settled or compromised during the time period specified above.

          (b) There are no actions, suits or proceedings pending, or, to the Knowledge of Seller, proposed or threatened, by any person or governmental agency which, if adversely decided, would prevent the consummation of the transactions contemplated by this Agreement.

     3.19 INSURANCE.

          (a) Schedule 3.19(a) hereto lists and describes all of Seller's insurance policies covering any of the Purchased Assets or the Business. Said policies are in full force and effect.

          (b) Schedule 3.19(b) hereto lists and summarizes all claims in excess of $5,000 under said insurance policies made in the last two years or currently pending.

          (c) No lapse of insurance coverage has occurred, and Seller has not had any application for such insurance coverage denied or any insurance policy or coverage thereunder canceled, withdrawn, or not renewed.

     3.20 PRODUCT MATTERS.

          (a) All instances of Product Warranty Claims involving amounts in excess of $5,000 per occurrence that have occurred and for which notice has been received by Seller are listed on Schedule 3.20 hereto.

          (b) All instances of Product Liability Matters involving amounts in excess of $5,000 (and all product recalls without regard to the amount involved) that have occurred and for which notice has been received by Seller are listed on Schedule 3.20 hereto.

          (c) To Seller's Knowledge, no facts or circumstances exist that would cause a material Product Warranty Claim or material Product Liability Matter to occur prior to or after the Closing Date.

     3.21 NONDISCLOSURE AND NONCOMPETE AGREEMENTS. Schedule 3.21 hereto lists all persons who have executed nondisclosure, secrecy, and/or noncompete agreements relating to the Business with the Seller or the Parent since January 1, 1998. Seller has not waived any rights under or modified the provisions of any of such agreements.

     3.22 PRODUCTS.

          (a) Schedule 3.22 hereto lists all current products of Seller, including products that are currently being developed. To Seller's Knowledge, all current products meet all product and/or process specifications (including product testing procedures) that they purport or are required by Law to meet.

          (b) The products of the Business satisfy and possess all applicable governmental agency requirements, including registration, notice, and label requirements, and Seller is current on all applicable fees, renewals, reports, and other similar obligations.

          (c) Seller has not received any deficiency notice that the Business processes and products do not satisfy any requirements under any Law, including those relating to good manufacturing practices, device listing, establishment registration, product and/or label registration, and product marketing clearance.

          (d) Seller's products have been developed using know-how, trade secrets, proprietary information and other intangible assets that were owned by Seller.

     3.23 PRICING. Schedule 3.22 describes all pricing arrangements for each current customer of Seller, and the terms of payment arrangements and/or commitments of Seller currently in effect which relate to the Business. Except as set forth on Schedule 3.22, no customer of the Business will be entitled to or expectant of any material rebates or similar commitments after the Closing Date.

     3.24 DEALERS/DISTRIBUTORS.

          (a) To Seller's Knowledge, Schedule 3.24 hereto: (i) lists all persons or entities that purchase products of the Business as distributors (including dealers); and (ii) lists all nonemployee persons or entities that serve as a manufacturer's representative for said products.

          (b) Except as set forth on Schedule 3.24, all contracts with distributors and/or manufacturer's representatives of the Business can be terminated by Seller upon sixty (60) days' notice, with or without cause, without liability, penalty, or premium or any nature whatsoever and such termination will not cause a violation of any Law.

     3.25 TRANSACTIONS WITH RELATED PARTIES. Except as set forth on Schedule
3.25 hereto, Seller is not a party to any material transaction or, to Seller's Knowledge, proposed transaction with any director, officer or stockholders of Seller, or any person or entity who is an Affiliate of such director, officer or stockholders of Seller. Except as set forth on Schedule 3.25 hereto, to Seller's Knowledge no director, officer or stockholder of Seller, nor any of Affiliates, own or have any material ownership interest in any corporation or other entity which is in competition with the Business.

     3.26 CUSTOMERS AND SUPPLIERS. Schedule 3.26 hereto sets forth a list of Seller's ten (10) largest customers relating to the Business and Seller's ten
(10) largest suppliers relating to the Business during Seller's most recent fiscal year and for the period from the beginning of the current fiscal year to December 31, 1999, determined on the basis of the total dollar amount of net sales to such customers and purchases from such suppliers.

     3.27 YEAR 2000 COMPLIANCE. All of Seller's material computer hardware and software systems used in the Business (including, without limitation, those related to the Business's facilities, equipment, manufacturing processes, quality control activities, accounting and bookkeeping, Records and record keeping activities) are Year 2000 Compliant (as defined below). "Year 2000 Compliant" means the ability of the hardware and software systems to provide the following functions: (a) consistently handle date information for all dates before, on, and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates; (b) function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century; (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined, and predetermined manner; and
(d) store and provide output of date information in ways that are unambiguous as to century.

     3.28 ACCOUNTS. Except for the Included Assets, all of the Accounts have arisen in the ordinary course of business from bona fide transactions by the Company and, to Seller's Knowledge, are current and fully collectible within 90 days of their respective due dates net of their respective reserves for doubtful accounts (assuming normal collection procedures). To Seller's Knowledge, the aggregate value or amount of any defenses or set offs to any such Accounts does not exceed the amount of reserves taken by Seller as shown in the Financial Information with respect to such Accounts.

     3.29 PREMISES; FARM.

          (a) To Seller's Knowledge, the roofs, walls, foundations and other major structural components of the Premises and the Farm are in good repair and are free from material defects.

          (b) To Seller's Knowledge, the water, sewer, plumbing, heating, air-conditioning and electrical systems serving the Premises and the Farm are in good operating condition and repair.

          (c) Seller has no notice or Knowledge of any planned or contemplated public improvements which may result in special assessments against the Farm or otherwise materially affect the availability of utility service or access to the Farm.

          (d) Seller has no Knowledge of any increase in the assessed value of the Farm from any tax assessing authorities which would increase the estimated real estate taxes for the Farm.

          (e) To the Knowledge of Seller, no road change or road work is planned or contemplated that would materially adversely affect the present use of the Farm.

     3.30 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Buyer hereby acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, except for those representations and warranties of the Seller expressly set forth in this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Sybron and Buyer, jointly and severally, represent and warrant to Seller that:

          4.1 ORGANIZATION. Buyer is a corporation duly and validly organized and existing and in active status under the Laws of the State of Wisconsin and has full corporate power to consummate the transactions contemplated in and pursuant to this Agreement.

          4.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery, and performance of this Agreement by Buyer, and all of the documents and instruments required hereby, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

          4.3 NO VIOLATION OR CONFLICT. The execution, delivery, and performance of this Agreement (and the transactions contemplated herein) by Buyer do not and will not conflict with or violate any applicable Law, the articles of incorporation or bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

          4.4 BROKERS. Except for a fee incurred by Buyer to be paid to H. Haig Brown, Buyer has not incurred, nor will any person or entity be entitled to on account of Buyer, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement.

         4.5 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Seller hereby acknowledges and agrees that Buyer is not making any representation or warranty whatsoever, express or implied, except for those representations and warranties of the Buyer expressly set forth in this Agreement.

                                    ARTICLE V
                       CERTAIN MATTERS PENDING THE CLOSING

     From and after the date of this Agreement and until the Closing Date:

     5.1  FULL ACCESS.

          (a) Buyer and its authorized agents, officers, and representatives shall have full access to the Seller, the Seller's employees, the Premises, the Farm, the Business, its customers and suppliers and the Purchased Assets during normal business hours (and such other reasonable times as the parties agree) in order for the Buyer to conduct such examination and investigation of the Purchased Assets and the Business as it deems necessary, provided that such examinations shall not unreasonably interfere with Seller's operations and activities.

          (b) If the transactions provided for herein are not consummated, Buyer and its respective officers, agents, and representatives will hold in strict confidence all information obtained from Seller and its officers, agents, or representatives, and will promptly return to Seller, or destroy at the request of Seller, all documents obtained from Seller and its officers, agents, or representatives, and all copies of such documents made by Buyer and its officers, agents, and representatives, excepting however, any such information or documents which: (i) was, is, or becomes in the public domain; (ii) was in fact lawfully known or lawfully furnished to Buyer prior to disclosure to Buyer by Seller or its officers, agents, or representatives; or (iii) is lawfully disclosed or lawfully furnished to Buyer by a third party (other than officers, directors, employees, and agents of Seller) after disclosure to Buyer by Seller.

     5.2 CARRY ON IN REGULAR COURSE. With regard to the Business, Seller shall, and the Parent shall cause Seller to, except as consented to by Buyer:

          (a) operate the Business in, and only in, the ordinary course, in substantially the same manner as currently conducted, and shall use reasonable efforts to preserve intact its present business organization, maintain the Purchased Assets in good operating condition and repair; and

          (b) not enter into or assume any material Contract or enter into or permit any material amendment, supplement, waiver or other modification of a material Contract.

     5.3 EXCLUSIVE DEALING. Seller and Parent shall not, and shall not permit their respective officers, directors, or agents to, negotiate or have discussions with any other party relating to a sale of any portion of Seller, the Business or the Purchased Assets, without the prior written consent of Buyer, except as such discussions may be necessary to obtain any necessary consents or to effectuate the transfer of the Purchased Assets.

     5.4 COOPERATION. Seller and Buyer shall use commercially reasonable efforts to satisfy those conditions set forth in Articles VI and VII which are to be satisfied by them.

     5.5 PUBLICITY. All general notices, releases, statements and communications to employees, suppliers, and customers of the Business and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided, however, that any party shall be entitled to make a public announcement of the proposed transactions if, in the, such announcement is required to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other party with respect to such announcement and give reasonable prior notice of its intent to issue such an announcement.

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Buyer may expressly waive):

     6.1 COMPLIANCE WITH AGREEMENT. Seller and Parent shall have performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

     6.2 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

     6.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller and/or Parent shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times.

     6.4 NO ADVERSE CHANGE. During the period from the date of this Agreement to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date, any material adverse change to the Business, any material damage to the Purchased Assets, or any condition or fact which is or is reasonably likely to be materially adverse to the Purchased Assets or the financial condition, properties, results of operation of the Business.

     6.5 DELIVERIES AT CLOSING. Seller shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date:

          (a)  the Bill of Sale;

          (b)  the Seller's Closing Certificate;

          (c)  the Noncompete Agreements;

          (d)  the Opinion of Seller's Counsel;

          (e) with respect to the Farm: (i) a warranty deed, and (ii) a Texas transfer tax return;

          (f) an assignment of Parent's interest in the Non-Competition Agreement with William Cone;

          (g) a plasma supply agreement between Buyer and Seller in substantially the form attached hereto as Exhibit H; and

          (h)  the Escrow Agreement.

     6.6 CONSENTS. Seller shall have obtained and at no expense to Buyer, and conveyed to Buyer, consents to assign the following Contracts to Buyer:

          (a) Seracon Diagnostics Company, Ltd. Limited Partnership Agreement (with waiver of right of first refusal);

          (b)  Administaff Client Services Agreement (if required);

          (c)  College of American Pathologists Agreement;

          (d)  Dade International Supply Agreement;

          (e)  AAFP Vendor Agreement;

          (f)  Bayer Supply Agreement;

          (g)  Roche Supply Agreement;

          (h) a release from William Cone of his security interest in Seller's freeze dryer; and

          (i) a consent and agreement to release collateral from Brown Brothers Harriman & Co.

     6.7  EMPLOYMENT AGREEMENTS. Buyer shall have obtained:

          (a) an employment agreement with William Cone in form and substance satisfactory to Buyer; and

          (b) employment agreements in form and substance satisfactory to Buyer for at least three of the following five leased employees of Seller: R. Carroll Casey, E. Kay Robinson, Machey Murdoch, Ray Gambill and Allan Suenram.

     6.8 LEASE. Buyer shall have entered into a lease in form and substance satisfactory to Buyer with respect to a portion of the facilities currently leased by Abacus Diagnostics.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Seller may expressly waive):

     7.1 COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

     7.2 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

     7.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made at such times.

     7.4 PAYMENT OF CLOSING PAYMENT. Buyer shall have paid to Seller the portion of the Purchase Price described in Section 2.2(b)(i) of this Agreement.

     7.5 DELIVERIES AT CLOSING. Buyer shall have delivered to Seller the following documents, each properly executed and dated as of the Closing Date:

          (a)  the Bill of Sale;

          (b)  Buyer's Closing Certificate;

          (c)  the Opinion of Buyer's Counsel;

          (d)  the Noncompetition Agreements;

          (e)  the Escrow Agreement; and

          (f) a Plasma Supply Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit H.

                                  ARTICLE VIII

                      INDEMNITY; TERMINATION MISCELLANEOUS

     8.1 SELLER'S INDEMNITY. Seller and Parent, jointly and severally, shall indemnify and hold Buyer harmless from and against and shall defend promptly Buyer from and reimburse Buyer for any and all Damages which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (a) any misrepresentation, breach or inaccuracy of any of the representations and warranties made by Seller and/or Parent in or pursuant to this Agreement;

          (b) any failure by Seller or Parent to carry out, perform, satisfy, and discharge any of its or their covenants, agreements, undertakings, liabilities, or obligations under this Agreement;

          (c)  the Retained Assets;

          (d)  the Retained Liabilities;

          (e)  Product Liability Matters;

          (f)  Product Warranty Claims;

          (g) the ownership, occupation, and/or operation by Seller of the Business, the Purchased Assets, the Premises, the Farm or any other property occupied or used by Seller in connection with the Business, prior to the Effective Time of Closing;

          (h) noncompliance by Seller, the Business (during the time operated by Seller), the Purchased Assets (during the time operated by Seller), the Premises (during the time operated by Seller), the Farm (during the time operated by Seller) or any other property occupied or used by Seller with any Law or required specification, Environmental Law or FDA Law;

          (i) any Environmental Claim arising out of conditions existing as of or prior to the Effective Time of Closing at the Premises, the Farm, former properties owned or occupied by Seller, or present or former off-site disposal locations used by Seller;

          (j) any remedial action reasonably taken by Buyer to prevent an Environmental Claim or to achieve compliance with any Environmental Laws with which Seller is not in compliance on or prior to the Effective Time of Closing, but solely to the extent necessary to remedy Seller's non-compliance at Closing;

          (k) the infringement, misappropriation or use of the property rights of others by Seller in connection with the Business or the Purchased Assets prior to the Effective Time of Closing,

          (l) the lawsuit filed by Bio-Rad Laboratories against Innovative Diagnostics, Inc. and Don McCluskey,

          (m) the obtaining of by Seller or Parent, use of by Seller or Parent, or other matters related to any trade secrets, know-how, customer lists or proprietary information of Bio-Rad Laboratories;

          (n) noncompliance with any applicable bulk transfer or plant closing laws in connection with the sale of the Business; and

          (o) any suit, action or other proceeding brought by any governmental authority or person arising out of any of the matters covered by this Section
8.1 of this Agreement, subject to the limitations on indemnification applicable to such matters.

     8.2 BUYER'S INDEMNITY. Buyer and Sybron shall, jointly and severally, indemnify and hold Seller harmless from and against, and shall defend promptly Seller from and reimburse Seller for, any and all Damages which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (a) any misrepresentation, breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement;

          (b) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement;

          (c) except for matters for which Seller or Parent must indemnify Buyer, the ownership, and/or operation of the Business and the Purchased Assets after the Effective Time of Closing;

          (d)  the Assumed Liabilities;

          (e) any Environmental Claim arising out of conditions created or arising on the Farm after the Effective Time, and except for matters for which Seller or Parent must indemnify Buyer, for violations of Environmental Laws arising from the operation of the Business by Buyer subsequent to the Effective Time; and

          (f) any suit, action, or other proceeding brought by any governmental authority or person arising out of any of the matters referred to in Section 8.2 of this Agreement, subject to the limitations on indemnification applicable to such matters.

     8.3  LIMITATIONS.

          (a) Determination of Damages. All Damages hereunder shall be determined net of any (i) Third Party Awards (as defined in this paragraph) and
(ii) Tax Benefits (as defined in this paragraph). As used herein, "Third Party Awards" shall mean any actual recoveries from third parties by the party seeking indemnification hereunder (the "Indemnified Party") (including, without limitation, from insurance and third party indemnifications) in connection with the claim for which such party is also potentially liable. As used herein, "Tax Benefits" shall mean the present value of any permanent tax related loss, deduction or credits which is or are taken or claimed by the Indemnified Party (computed after taking into account any indemnification payment made, including taxes thereon) in connection with a claim for which the Indemnified Party is potentially liable.

          (b) Indemnification Cap. Neither Buyer and Sybron on the one hand, nor Seller and Parent on the other hand, shall be obligated to pay any indemnification obligation pursuant to this Article VIII to the extent such payment would, when added to all amounts previously paid by Buyer and Sybron or Seller and Parent pursuant to this Article VIII, exceed Six Million Dollars ($6,000,000); provided, however, that the foregoing limitation shall not apply in the event of (i) a breach of a covenant set forth in Section 2.9 hereof; (ii) in the event of a claim for fraud or (iii) in the event of a claim under Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(l) or Section 8.1(m).

          (c) Deductible. Notwithstanding anything to the contrary contained herein but subject to the last clause of this Section 8.3(c), only when Damages for which indemnification is sought against a party hereto (the "Indemnifying Party") totaling two hundred fifty thousand dollars ($250,000) have been incurred by the Indemnified Party may such Indemnified Party make any claim, demand or request to the Indemnifying Party for payments pursuant to this
Article VIII, and in such case the Indemnified Party shall be entitled to indemnification for the full amount (subject to Section 8.3(b)) of the Damages after deducting $250,000; provided, however that the foregoing limitation shall not apply to claims for indemnification under Sections 8.1(b), (c), (d) or (l); provided, further that such limit for claims under Section 8.1(m) shall be $25,000 and not $250,000.

          (d) Survival. Notwithstanding anything to the contrary contained herein, all obligations of any party to indemnify any other party under this Agreement shall expire and be of no further force or effect as of the one year anniversary of the Closing Date; provided, however, that (i) Seller's and Parent's obligation under Section 8.1(b), Section 8.1(c), Section 8.1(d),
Section 8.1(l) and Section 8.1(m) shall not expire, (ii) Buyer and Sybron's obligations under Section 8.2(e) shall not expire, (iii) Seller's and Parent's obligations under Section 8.1 for claims by Buyer or Sybron of fraud or intentional misrepresentation on the part of Seller or Parent shall not expire,
(iv) Buyer's and Sybron's obligations under Section 8.2 for claims by Seller or Parent of fraud or intentional misrepresentation on the part of Buyer or Sybron shall not expire and (v) if a Certificate is given pursuant to Section 8.4 with respect to any claim for indemnification under Section 8.1 or Section 8.2 prior to the expiration of the applicable indemnification obligations, if any, as set forth in this Section 8.4(d), the obligation of a party to provide indemnification for such claim under Section 8.1 or Section 8.2 as applicable shall continue indefinitely until such claim is finally resolved in accordance with Section 8.4.

     8.4  INDEMNIFICATION PROCEDURES.

          (a) Certificate. As soon as practicable after the incurrence of a Damage or Damages by an Indemnified Party, including, without limitation, any claim by a third party described in Section 8.4(c), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Indemnifying Party a certificate (the "Certificate"), which Certificate shall:

               (i) state that the Indemnified Party has paid or properly accrued Damages, or anticipates that it may incur liability for Damages; and

               (ii) if possible, specify in reasonable detail the amount of Damages, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which the Damages are related.

          (b)  Denial of Obligation to Indemnify. In case the Indemnifying
Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect. The Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall immediately submit such dispute to alternative dispute resolution as provided in Section 8.21.

          (c) Third Party Claims. As soon as practicable after receipt by an Indemnified Party of notice of any claim or the commencement of any action by any third party, the Indemnified Party shall, if a claim in respect thereof is to be made by it under this Article VIII, notify the Indemnifying Party in writing of the claim or the commencement of that action. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. The assumption of the defense of any claim or action by an Indemnifying Party shall constitute an admission that such claim or action is indemnifiable pursuant to
Section 8.1 or Section 8.2. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this
Article VIII for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, any Indemnified Party shall have the right to employ separate counsel in any such claim or action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel,
(iii) the Indemnifying Party has failed to assume the defense of such claim or action and employ counsel reasonably satisfactory to the Indemnified Party, (iv) the subject matter of the claim relates to the ongoing Business (as opposed solely to the payment of money damages) or (v) the Indemnifying Party objects to the indemnification of the Indemnified Party pursuant to Section 8.3(b) above, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim or action on behalf of such Indemnified Party and the Indemnifying Party shall not be deemed to have admitted that such claim or action is indemnifiable pursuant to Section 8.1 and Section 8.2, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties. Each Indemnified Party and Indemnifying Party shall use its commercially reasonable efforts to cooperate with the other in the defense of any such claim or action. The Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment in favor of the plaintiff in any such claim or action, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No third party claim, or action shall be settled by the Indemnifying Party without the prior written consent of the Indemnified Party. If a firm written bonafide offer is made by the third party to settle or resolve any such third party claim, or action and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, or action; (ii) the maximum liability of the Indemnifying Party relating to such third party claim, or action shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party is greater than the amount of the proposed settlement; and (iii) the Indemnified Party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement, but if the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall also be entitled to reimbursement for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

          (d) Agreed Claims. Claims for Damages specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Damages covered by a memorandum of agreement of the nature described in Section 8.4(b) hereof, claims for Damages the validity and amount of which have been the subject of final judicial determination or settlement as contemplated by Section 8.4(b) and/or Section 8.4(c) hereof are hereinafter referred to, collectively as "Agreed Claims". Within ten (10) days of the determination of the amount of any Agreed Claims for which Buyer or Sybron is entitled to indemnification hereunder, Seller or Parent shall pay Buyer an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by Buyer not less than two days prior to such payment. Within ten (10) days of the determination of the amount of any Agreed Claims for which Seller or Parent is entitled to indemnification hereunder, Buyer or Sybron shall pay Parent an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by Parent not less than two days prior to such payment.

     8.5 SUBROGATION OF INDEMNIFYING PARTY. If an Indemnified Party receives indemnification payment from an Indemnifying Party pursuant to Section 8.1 or
Section 8.2 above, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof and the Indemnified Party agrees to reasonably assist and cooperate with the Indemnifying Party in enforcing such rights, except where such assistance or cooperation would unreasonably impair its relationship with its customers or material suppliers.

     8.6 SOLE REMEDY. Except for claims of fraud or intentional misrepresentation, and except for a party's right to specific performance, injunctive relief or other equitable remedies, the parties agree that, following the Closing, their sole and exclusive remedy in respect of a breach by any other party hereto of any of the representations or warranties or covenants of such party hereunder shall be the right to obtain indemnification as provided in this
Article VIII, and all other rights and remedies in respect of such a breach or breaches are hereby expressly waived.

     8.7 TERMINATION. Time is of the essence. Unless otherwise agreed to in writing, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time as follows: (a) by mutual written agreement of Seller and Buyer; (b) by Buyer (provided that it is not otherwise in breach hereof) if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled on or prior to March 3, 2000; (c) by Seller (provided that Seller and Parent are not otherwise in breach hereof) if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled on or prior to March 3, 2000.

     8.8 RIGHTS ON TERMINATION; WAIVER. If this Agreement is terminated pursuant to Section 8.7 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except for violation of Section 5.4 (cooperation), and except that Buyer's obligations contained in Section 5.1(b) (confidentiality) of this Agreement shall survive any such termination. If any of the conditions set forth in Article VI of this Agreement have not been satisfied, Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and, if any of the conditions set forth in
Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement.

     8.9 FURTHER COOPERATION. From time to time after the Closing Date, upon the request of Buyer, Seller shall execute and deliver, and cause to be executed and delivered, such further instruments of conveyance, assignment, and transfer and take such further commercially reasonable action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession, and record title to any of the Purchased Assets.

     8.10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer and Seller contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one year, except that if a Certificate is given pursuant to Section 8.4 with respect to any representation or warranty prior to the expiration of such representation or warranty under this Section 8.10, such representation or warranty shall continue indefinitely until such claim is finally resolved in accordance with this
Article VIII.

     8.11 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties or on which any of the parties have relied in connection with the subject matter hereof, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     8.12 EXPENSES. Except as set forth in Section 8.17, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses incurred by it, including the fees of respective counsel, accountants, brokers, investment bankers, and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

     8.13 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Texas.

     8.14 ASSIGNMENT. This Agreement shall not be assigned by any party without the prior written consent of the other parties; provided, however, that
(i) Buyer shall have the right to assign all or any portion of its rights under this Agreement or to delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets or the Assumed Liabilities, to a subsidiary or Affiliate of Buyer without the consent of Seller or Parent and (ii) Seller shall have the right to assign all or any portion of its rights under this Agreement or to delegate all or any portion of its obligations under this Agreement to a subsidiary or Affiliate of Seller without the consent of Buyer or Sybron. Notwithstanding the above, nothing in this Agreement shall prevent the consolidation of the Buyer, Sybron, Parent or Seller with, or its merger into, any other corporation, or the sale by the Buyer, Sybron, Parent or Seller of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation, or other entity to which such assets shall be transferred. Any such assignment shall not release Buyer, Sybron, Seller or Parent from their respective obligations hereunder. "Assignment" shall include any merger, reorganization, or similar event to which Buyer or Seller is a party.

     8.15 NOTICES. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a party that is a natural person or to an officer of a corporate party by personal delivery, commercial courier, or telephonic facsimile transmission accompanied by a telephonic facsimile receipt and followed by a hard copy by the United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and in each case addressed as follows, unless and until any of such parties notifies the others in accordance with this section of a change of address:

    If to Parent or Seller:           SeraCare Technology, Inc.
                                      c/o SeraCare, Inc.
                                      1925 Century Park East
                                      Suite 1970
                                      Los Angeles, CA  90067
                                      Attn: Mr. Barry D. Plost
                                      Fax No.: 310-772-7770

    with a copy to:                   O'Melveny & Myers, LLP
                                      610 Newport Center Drive
                                      Newport Beach, California 92660-6429

                                      Attn: David Krinsky, Esq.
                                      Fax No.: 949-823-6994

    If to Sybron or Buyer:            Consolidated Technologies, Inc.
                                      c/o Sybron Laboratory Products Corporation
                                      48 Congress Street
                                      Portsmouth, NH 03801
                                      Attn: Jeffrey Leathe
                                      Fax No.: 603-431-0860

    with a copy to:                   Sybron Laboratory Products Corporation
                                      10 Pleasant Street, Suite 300
                                      Portsmouth, NH 03801
                                      Attn: Michael K. Bresson, Esq.
                                      Fax No.: 603-436-3719

     8.16 COUNTERPARTS; DELIVERY; HEADINGS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be delivered by fax. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

     8.17 TAXES AND FEES. Buyer shall be solely responsible for and pay (a)fifty percent (50%) of the sales taxes payable in connection with the transfer of the Purchased Assets to Buyer as contemplated herein, (b) the cost of any additional premium required to obtain extended coverage under the title insurance policy issued pursuant to the Title Commitment; (c) all transfer taxes, documentary taxes recording fees in connection with the transfer of the Farm; and (d) all filing fees required for the premerger notification under the HSR Act. Seller shall be solely responsible for and shall pay, except with respect to the matters set forth in clause (b) above which shall be borne solely by Buyer, fifty percent (50%) of the sales taxes payable in connection with the transfer of the Purchased Assets to Buyer as contemplated herein and the cost of all premiums for the title insurance policy issued pursuant to the Title Commitment. The parties acknowledge that Seller has paid $22,500 which is equal to one-half of the fees required for the premerger notification under the HSR Act. At Closing, Buyer shall pay to Seller by wire transfer an amount equal to $22,500 less Seller's allocable portion of the expenses described in this Section 8.17.

     8.18 INTERPRETATION. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. Use of the word "include" or "including" shall be deemed to mean "including without limitation" unless the context clearly dictates otherwise. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

     8.19 SEVERABILITY. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause, or part under other circumstances, shall not be affected thereby.

     8.20 NO RELIANCE. Except for any assignees permitted by Section 8.14 of this Agreement: (a) no third party is entitled to rely on any of the representations, warranties, and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any third party because of any such reliance.

     8.21 LEGAL PROCEEDINGS. Except as set forth in Section 2.3 and subject to
Section 8.6, if a dispute arises following the Closing between the parties relating to this Agreement or any of the other agreements to be delivered hereunder, the parties agree to use the following procedure prior to either party pursuing other available remedies (except when necessary to preserve such party's rights due to the impending expiration of the applicable statute of limitations):

          (a) A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

          (b) If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute then either party may bring an action with respect to such dispute in the courts of the State of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appellate courts) in any such action or proceeding and waives any objection to venue laid therein. In addition, nothing in this Section 8.21 shall restrict a party's right to file an action with an appropriate court if such party determines that such action is necessary at the time due to the implication of any statute of limitations.

                                     * * * *

     IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the day and year first above written.

                                       CONSOLIDATED TECHNOLOGIES, INC.

                                       By:      /s/ Thomas P. McDowell
                                          -------------------------------------
                                       Title:         Vice President
                                          -------------------------------------

                                       SYBRON LABORATORY PRODUCTS CORPORATION

                                       By:      /s/ Frank Jellinek
                                          -------------------------------------
                                       Title:        President
                                          -------------------------------------

                                       SERACARE TECHNOLOGY, INC.

                                       By:      /s/ Barry D. Plost
                                          -------------------------------------
                                       Title:        President
                                          -------------------------------------

                                       SERACARE, INC.

                                       By:      /s/ Barry D. Plost
                                          -------------------------------------
                                       Title:        President
                                          -------------------------------------

                                      S-1